Amendment to Officer’s Employment Agreement – Dienstvertragsänderung für Vorstandsmitglied

Exhibit 10.1(y)(vi)

* CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***].

AMENDMENT TO OFFICER`S EMPLOYMENT AGREEMENT	DIENSTVERTRAGSÄNDERUNG VORSTANDSMITGLIED
Adtran Networks SE, Martinsried/Meiningen
- hereinafter the "Company" –	- im Folgenden die "Gesellschaft" -
represented by the Supervisory Board	vertreten durch den Aufsichtsrat
And	und
Mr./Herrn
- hereinafter: the "Officer" -	- im Folgenden: das "Vorstandsmitglied" –

1.Preamble	1.Präambel
The Officer has been a Chief Officer of the Company since January 1, 2007. The existing Officer’s Employment Agreement is limited in time and will end on December 31, 2025.	Das Vorstandsmitglied ist seit 1. Januar 2007 Mitglied des Vorstands der Gesellschaft. Der bestehende Dienstvertrag mit dem Vorstandsmitglied ist befristet und endet mit Ablauf des 31. Dezember 2025.
On December 8, 2025, the Supervisory Board resolved to extend the appointment as Chief Officer of the Company until December 31, 2026 and to amend his remuneration.	Am 08. Dezember 2025 hat der Aufsichtsrat beschlossen, die Bestellung als Mitglied des Vorstands bis zum 31. Dezember 2026 zu verlängern und seine Vergütung anzupassen.
2.Extension of Term	2.Verlängerung der Laufzeit
2.1In accordance with the above-mentioned resolution of the Supervisory Board, the Officer’s Employment Agreement shall be extended until December 31, 2026.	2.1Dem oben erwähnten Beschluss des Aufsichtsrats entsprechend wird der Dienstvertrag mit dem Vorstandsmitglied hiermit bis zum 31. Dezember 2026 verlängert.
2.2The Employment Agreement will end with the expiry of December 31, 2026, without any formal notice being necessary.	2.2Der Dienstvertrag endet, ohne dass es einer Erklärung einer der Vertragsparteien bedarf, mit Ablauf des 31. Dezember 2026.
3.Remuneration System	3.Vergütungssystem
Section 3.1 and Section 3.2 of the Employment Agreement shall hereby be deleted in their entirety and Section 3.1 of the Employment Agreement is restated as follows:	Ziffer 3.1 und Ziffer 3.2 des Dienstvertrages werden hiermit vollständig gestrichen und Ziffer 3.1 des Dienstvertrags wird wie folgt neu formuliert:

“Commencing on October 1, 2025, the Officer shall receive the fixed base salary, variable bonuses, as well as certain equity or equity-based awards as set out in the attached	„Ab dem 1. Oktober 2025 erhält das Vorstandsmitglied die feste Grundvergütung, variable Boni sowie bestimmte Aktien oder aktienkursbasierte Prämien wie in der

Amendment to Officer’s Employment Agreement – Dienstvertragsänderung für Vorstandsmitglied

Exhibit 1 or as set out by separate resolutions of the Supervisory Board.	beigefügten Anlage 1 oder wie in separaten Beschlüssen des Aufsichtsrats dargelegt.“

For the avoidance of doubt, Section 3.2 is left intentionally blank and the numbering of the subsequent paragraphs of Section 3 of the Employment Agreement remains unchanged.	Klarstellend wird darauf hingewiesen, dass Ziffer 3.2 absichtlich frei bleibt und sich die Nummerierung der nachfolgenden Ziffern des Abschnitts 3 des Dienstvertrags nicht ändert.
4.Miscellaneous	4.Sonstiges

4.1Nothing in the Employment Agreement, as amended, shall be construed to prohibit the Officer from having reported or reporting possible violations of federal law or regulation or having filed or filing a charge or complaint with any governmental agency or entity, including, but not limited to the Department of Justice, Equal Employment Opportunity Commission, National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, Congress, the Inspector General or any federal, state or local governmental agency or commission (each, a “Government Agency”). This Employment Agreement does not limit the Officer’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

4.1Keine Bestimmung des Dienstvertrages in seiner geänderten Fassung ist so auszulegen, dass sie es dem Vorstandsmitglied verbietet, mögliche Verstöße gegen Bundesgesetze oder -vorschriften zu melden oder eine Anzeige oder Beschwerde bei einer Regierungsbehörde oder -stelle einzureichen, einschließlich, aber nicht beschränkt auf das Justizministerium, die Equal Employment Opportunity Commission, das National Labor Relations Board, die Occupational Safety and Health Administration, die Securities and Exchange Commission, den Kongress, den Generalinspektor oder eine Regierungsbehörde oder -kommission auf Bundes-, Landes- oder Kommunalebene (jeweils eine "Regierungsbehörde"). Dieser Dienstvertrag schränkt die Fähigkeit des Vorstandsmitglieds nicht ein, mit einer Regierungsbehörde zu kommunizieren oder anderweitig an einer Untersuchung oder einem Verfahren teilzunehmen, das von einer Regierungsbehörde durchgeführt wird, einschließlich der Bereitstellung von Dokumenten oder anderen Informationen, ohne dass die Gesellschaft davon in Kenntnis gesetzt wird.

4.2In addition to the Adtran Holdings, Inc. (“Adtran”) Policy for the Recovery of Erroneously Awarded Compensation agreed on November 27, 2023 / December 4, 2023, the malus and clawback clauses provided in Section 5 of the Management Board remuneration system approved by the Annual General Meeting on June 28, 2024 ("Remuneration System") also apply.

4.2 Neben der am 27. November 2023 / 4. Dezember 2023 vereinbarten Adtran Holdings, Inc. (“Adtran”) Policy for the Recovery of Erroneously Awarded Compensation gelten auch die in Ziff. 5 des Vorstandsvergütungssystems, das von der Hauptversammlung am 28. Juni 2024 gebilligt worden ist ("Vergütungssystem"), vorgesehenen Einbehaltungs- und Rückforderungsklauseln.

4.3In the event of termination of the Officer’s Employment Agreement , the principles set out in Section 8 of the Remuneration System must be observed with regard to severance payments.	4.3Bei Beendigung von Vorstandsverträgendes Dienstvertrages sind in Hinblick auf Abfindungen die in Ziff. 8 des Vergütungssystems festgelegten Grundsätze zu beachten.

Amendment to Officer’s Employment Agreement – Dienstvertragsänderung für Vorstandsmitglied

4.4All other provisions of the existing Employment Agreement, including all subsequent amendments, shall apply without change.	4.4Im Übrigen findet der bestehende Dienstvertrag einschließlich aller nachfolgenden Änderungen und Ergänzungen unverändert Anwendung.
4.5Modifications of this Agreement require written form. This shall also apply to the amendment of this clause requiring written form.	4.5Änderungen dieses Vertrages bedürfen der Schriftform. Dies gilt auch für die Abänderungen dieser Schriftformklausel.
4.6The German version will be authoritative for the interpretation of this Amendment.	4.6Für die Auslegung dieses Vertrages ist die deutsche Fassung maßgeblich.

[Signature Page follows]

Amendment to Officer’s Employment Agreement – Dienstvertragsänderung für Vorstandsmitglied

München, 09. Dezember 2025	München, 08. Dezember 2025
/s/ Dr. Eduard Scheiterer	/s/ Dr. Christoph Glingener
Dr. Eduard Scheiterer	Dr. Christoph Glingener
Chairman of the Supervisory Board

Amendment to Officer’s Employment Agreement – Dienstvertragsänderung für Vorstandsmitglied

Exhibit 1 / Anlage 1

Officer’s Remuneration

1.Base Salary

The Officer’s annual Base Salary will be increased to EUR 400.000 p.a., and this increased Base Salary shall be paid pro rata starting on October 1, 2025 until December 31, 2026 (“Base Salary”) i.e. EUR 100,000 for the period from October 1, 2025 to December 31, 2025 and EUR 400,000 for the calendar year 2026.

2.Annual Target Incentive Cash Bonus:

The Annual Target Incentive Cash Bonus (“VICC”) in the amount of 60% of the Base Salary will be pro-ratably calculated for the calendar year 2025 based on an annual Base Salary of EUR 337.000 for the period January 1, 2025 until September 30, 2025 and based on an annual Base Salary of EUR 400.000 for the period October 1, 2025 until December 31, 2025.

For 2025, the VICC is calculated based on the achievement of two Company Performance Measurements (“CPM”): 1) Total Company Revenue of Adtran and 2) Total Company Adjusted Earnings before Interest and Taxes ("Adjusted EBIT") of Adtran, each CPM comes with a minimum threshold for payout, a "target", and a maximum, with linear increase for the payout percentage that will be interpolated up to the Maximum based on actual achievement of each CPM and subject to Adtran’s specific terms of the VICC. The actual payout may be between 0% to 200% of target based on achievement.

For 2026, should ADTRAN Holdings, Inc. Compensation Committee approve and recommend a VICC (“VICC 2026”) which is covered by the Company’s Remuneration System, this VICC 2026 will be in the amount of 60% of the Base Salary of EUR 400.000 for the period January 1, 2026 until December 31, 2026 and will be calculated based on the achievements of the CPMs approved at that time. Each approved CPM will have a minimum threshold for payout, a "target", and a maximum, with linear increase for the payout percentage that will be interpolated up to the Maximum based on actual achievement of each CPM and subject to Adtran’s specific terms of the VICC 2026. The actual payout may be between 0% to 200% of target based on achievement.

The actual payout of the VICC will not be prevented or reduced by any language in the Additional Documents or in

Section 9 Miscellaneous below, but only by the Company’s achievement of the CPMs and the minimum thresholds and, in case of only a partial provision of services during the term of the Employment Agreement’s service period, a respective pro-rata portion. In particular, the actual payout of the VICC will not be prevented or impacted by the fact that the Officer is no longer an officer or employee of the Company at the time of the calculation, payout, or has not renewed

Amendment to Officer’s Employment Agreement – Dienstvertragsänderung für Vorstandsmitglied the Employment Agreement, unless the Officer’s Employment Agreement is terminated by the Company for cause or in case of a withholding or recovery of remuneration (malus/clawback) according to Section 5 of the Remuneration System.

3.Annual Grant time-based RSUs:

Given the annual grant of time-based restricted stock units (“RSUs”) for 2025 was already awarded, the 2026 annual grant of RSUs is a target amount of 40% of Base Salary of EUR 400.000 that amounts to EUR 160.000 (“Annual RSU Grant”) with 25% vesting on each of the first four anniversaries of the grant date settled through delivery of one Adtran share of common stock for each vested RSU conditioned upon an existing employment relationship on the applicable vesting date. The grants are subject to Adtran’s specific terms of the Annual RSU Grant, and an exercise profit limitation (Cap) in case of a value increase to 300% between disbursement and conversion, taking into consideration all RSUs allocated within the grant for Officer of EUR 480.000.

4.Annual Grant market-based PSUs:

Given the annual grant of market-based performance stock units (“PSU”) for 2025 was already awarded, the 2026 annual grant of PSUs is a target amount of 40% of Base Salary of EUR 400.000 that amounts to EUR 160.000 with payout based on Adtran’s relative Total Shareholder Return (“TSR”) performance compared to the Nasdaq Telecommunications Index over a 3-year performance period ("Annual PSU Grant”). Depending on Adtran’s relative TSR over the performance period, Officer may earn from 0% of the target number of market-based PSUs if the relative TSR performance is not at least equal to the 30th percentile of the peer group, and 150% of the target number of market-based PSUs if the relative TSR performance of Adtran equals or exceeds the 80th percentile of the peer group, based on the sliding scale where approximately 4.0% of the target award is earned for each 1 percentile increase up to 100% of the target award and then approximately 2.0% of the target award is earned for each 1 percentile increase up to 150% of the grant. However, there is a 100% payout cap when Adtran’s TSR out-performs the NASDAQ Telecommunications Index, but Adtran’s TSR is negative. The recipients of the market-based PSUs receive dividend credits, provided dividends are declared and paid to shareholders, in cash based on the shares of common stock underlying the market-based PSUs. The grants are subject to an exercise limitation in case of achievement of the 150% maximum target and a share value increase to 200% between disbursement and conversion, taking into consideration all market-based PSUs allocated within the grant (Cap) for Officer of EUR 480.000.

Officer agrees and acknowledges that market based PSUs under a 3-year performance-based PSU plan are eligible to be earned only after Officer is with the Company at the end of a 3-year

Amendment to Officer’s Employment Agreement – Dienstvertragsänderung für Vorstandsmitglied performance period and if the relative TSR is achieved, and no pro-rata achievement or pro-rata earnings will apply in the event Officer’s Employment Agreement has ended or has not been renewed before the end of the 3-year performance period.

5.Ongoing 3-Year Performance-Based PSUs (for the period ending 31 December 2025):

On May 24, 2023, performance-based performance stock units (“performance-based PSUs”) in a target amount of EUR 934.579 (USD 1,000,000) or 60,205 shares were granted to Officer by Adtran (Employee Grant Number 5220). Pursuant to the terms of the award, shares are eligible to be earned at the end of the 3-year performance period ending on December 31, 2025 based on a target achievement of Adtran’s Adjusted EBIT of USD (***) million during such performance period. The recipients of the performance-based PSUs also receive dividend credits, provided dividends are declared and paid to shareholders, in cash based on the shares of common stock underlying the performance-based PSUs. The grants are subject to an exercise limitation in case of a share value increase to 200% of the originally allocated performance-based PSUs between disbursement and conversion, taking into consideration all performance-based PSUs originally allocated (Cap) for Officer’s grant of USD 2,000,000.

Should Adtran Holdings, Inc. Compensation Committee recommend to grant new 3-Year Performance-Based PSUs for a performance period starting January 1, 2026 or thereafter in an amount and according to terms covered by Company’s remuneration system then the Officer also participates in such new 3-year performance-based PSU plan substituting the current one.

Officer agrees and acknowledges that performance-based PSUs under a 3-year performance-based PSU plan are eligible to be earned only after Officer is with the Company at the end of a 3-year performance period and if the goals under the 3-Year Performance-Based PSU plan are actually achieved at the time of achievement, and no pro-rata achievement or pro-rata earnings will apply in the event Officer’s Employment Agreement has ended or has not been renewed before the end of the 3-year performance period.

6.Annual Maximum Remuneration Cap:

The Jährliche Maximalvergütung/Annual maximum remuneration cap for the Officer is EUR 2.800.000 and will be calculated according to Section 2 of the Company’s Remuneration System. Accordingly, the maximum remuneration is comprised of the basic remuneration and the fringe benefits, the variable (i.e. performance-related) remuneration components in case of maximum target achievement, and taking into consideration any applicable caps. For the company-related PSUs, the achievable maximum amounts are distributed evenly over the individual years of the term. As a precautionary measure, any remuneration that Adtran pays the Officer with regard to his service on the Management Board at the Company (in particular RSUs as well as market- and

Amendment to Officer’s Employment Agreement – Dienstvertragsänderung für Vorstandsmitglied company-related PSUs) will also be considered. If members of the Board of Directors or other senior managers of the Adtran Group also hold a seat on the Management Board at the Company at the same time, any amounts that are not paid by the Company or its dependent companies and that are not paid specifically for the service on the Management Board at the Company will not be taken into consideration.

7."Adjusted EBIT"

The term "Adjusted EBIT" is Adtran’s earnings before interest and taxes shown in the audited financial statements of Adtran, adjusted by restructuring costs, acquisition-related costs, amortizations of intangible assets, costs for share-based compensation, non-cash changes in the value of investments within the framework of the Deferred Compensation Plan, and other exceptions established in the individual case. However, according to the VICC, other key figures can also be used as performance criteria.

8.Regular Annual Salary Increases of Adtran Holdings, Inc.

The remuneration agreed in this Amendment includes any remuneration increase for the calendar years 2025 that the Compensation Committee of Adtran Holdings, Inc. has recommended, including, but not limited to an increase of the Base Salary starting in April 1, 2025 for the executive officers and/or the management team of Adtran Holdings, Inc.

Should the Compensation Committee of Adtran Holdings, Inc. recommend or resolve an increase of the Base Salary for the executive officers and/or the management team of Adtran Holdings, Inc. for the calendar year 2026 (“2026 Increase”), then the Officer is not eligible to claim such a 2026 Increase.

9.Miscellaneous

The variable remuneration described in this document is subject to Adtran’s calculations, descriptions, terms of the applicable plans and programs of Adtran, including, without limitation, the ADTRAN HOLDINGS, INC. AMENDED AND RESTATED VARIABLE INCENTIVE COMPENSATION PLAN (“VICC”), the ADTRAN HOLDINGS, INC. AMENDED AND RESTATED CLAWBACK POLICY, the ADTRAN HOLDINGS, INC. POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED INCENTIVE BASED COMPENSATION (“Clawback Policy”), the ADTRAN HOLDINGS, INC. 2024 EMPLOYEE STOCK INCENTIVE PLAN, and subject to Officers’ express approval that will not be unreasonably withheld any other current or future plan and its respective amendments where applicable (collectively “Additional Documents”), provided that the terms and conditions expressly agreed in this Amendment shall prevail in the event of any conflict or inconsistency with the Additional Documents, unless the Officer’s Employment Agreement is terminated by the Company for cause or in case of a withholding or recovery of remuneration (malus/clawback) according to Section 5 of the Remuneration System.

Amendment to Officer’s Employment Agreement – Dienstvertragsänderung für Vorstandsmitglied